For Immediate Release:	For More Information:
Thursday, December 15, 2005	Julie S. Ryland, (205) 326-8421

Energen Unit Closes on Permian Basin Acquisition

Birmingham, Alabama - Energen Corporation (NYSE: EGN) today announced that its oil and gas acquisition and development subsidiary, Energen Resources Corporation (ERC), has closed on its previously announced purchase of Permian Basin oil properties from a private company for $168 million (subject to closing and other miscellaneous adjustments). The effective date is November 1, 2005.

Approximately 80 percent of the 21.8 million barrels of oil equivalent (MMBOE) proved reserves are undeveloped; in addition, ERC estimates that probable reserves total approximately 15 MMBOE. The combination of proved undeveloped and probable reserves is expected to generate a drilling inventory for the Company of approximately 470 wells over the next six years. More than 90 percent of the estimated proved and probable reserves are oil. Production is estimated to be 0.5 MMBOE in 2006 and is expected to triple over the next 5-6 years.

Assuming future development costs of approximately $145 million on proved reserves and $80 million on probable reserves, the all-in acquisition cost is $10.62 per barrel ($1.77 per thousand cubic feet equivalent).

The properties include the North Westbrook Unit in Mitchell County, Texas, which is contiguous to ERC's waterflood operations in the Southeast Westbrook Unit. The Permian Basin in West Texas is the oldest producing oil basin in the United States and ERC's second largest area of operation.

In order to reduce its overall exposure to oil price volatility, Energen has entered hedge contracts to sell oil volumes comparable to approximately 85 percent of the acquisition's total estimated proved production (developed and undeveloped) for the years 2006 through 2009.

Energen utilized available cash and existing lines of credit to finance the acquisition and expects to repay short-term borrowings related to the acquisition during 2006.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.